                                                                  Exhibit 3.1(i)

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               ARGO-HOLDINGS, INC.

                            (Under Section 245 of the
                        Delaware General Corporation Law)


                            -------------------------

         Argo-Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         FIRST: The present name and the name under which the Corporation was originally incorporated is Argo-Holdings, Inc. The Corporation filed its original Certificate of Incorporation with the Secretary of State of Delaware on March 30, 1997. This Restated Certificate of Incorporation was proposed to the stockholders of the Corporation by the Board of Directors as of July 17, 1997 and was duly adopted in accordance with the provisions of Section 242 and 245 of the Delaware General Corporation Law, as amended, by unanimous written consent of the holder of all outstanding stock entitled to vote thereon April 30, 1997.

         SECOND: The Restated Certificate of Incorporation of the Corporation is hereby restated and amended to read in its entirety as follows:

                                    ARTICLE I

                                      NAME
                                      ----

         The name of the Corporation is ARGO-TECH CORPORATION (hereinafter referred to as the "Corporation").

                                   ARTICLE II

                     REGISTERED OFFICE AND REGISTERED AGENT
                     --------------------------------------

         The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle, 19805. The name of the Corporation's registered agent at such address is CSC/The United States Corporation Company.

                                   ARTICLE III

                                     PURPOSE
                                     -------

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and to conduct and promote any business in connection therewith.

                                   ARTICLE IV

                                  CAPITAL STOCK
                                  -------------

         A. CLASSES AND NUMBER OF SHARES. The Corporation shall be authorized to issue one class of Common Stock (the "Common Stock"). The aggregate number of shares of Common Stock that the Corporation shall have authority to issue is Three Thousand (3,000), and each such share of Common Stock shall have a par value of one cent ($.01).

         B. RIGHTS AND POWERS OF THE COMMON STOCK.

            1. VOTING RIGHTS AND POWERS. Subject to any restrictions contained in this Certificate of Incorporation, each holder of any outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each such share of Common Stock standing in his, her, or its name on any matters to be voted on by the holder or holders of such stock.

            2. BOARD OF DIRECTORS.

            a. DEFINITIONS. Unless otherwise defined herein, capitalized terms used herein are defined in Paragraph 4 of this Article IV.B.

            b. NUMBER; ELECTION. The Board of Directors of the Corporation shall initially consist of seven (7) members.

            c. [Intentionally omitted]

            d. VOTING OF STOCK ON CERTAIN MATTERS. From and after the filing date of this Certificate of Incorporation until the consummation of an Acceptable Company Offering or an Acceptable Demand Offering, neither the Board of Directors of the Corporation nor any Person purporting to act on behalf of the Corporation shall have any authority whatsoever to authorize or approve the Corporation entering into any of the following types of transactions or actions and the power and authority to approve or authorize any such transactions or actions shall be vested exclusively in the sole stockholder of the Corporation:


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                        (i) entering into any transaction or series of
            transactions with Yamada, ATLLC or an Affiliate of Yamada or ATLLC, or entering into any other transaction or series of transactions between the Corporation and another Person, unless the terms and conditions thereof are at least as favorable to the Corporation as terms and conditions reasonably obtainable at the time for a comparable transaction or series of similar transactions in arm's length dealings with an independent and unrelated third party; PROVIDED, HOWEVER, that this clause (i) shall not apply to (x) the payment of any investment banking, financing, or consulting fees to Vestar, or (y) the transactions contemplated by and the payment of fees pursuant to and in accordance with the terms and conditions of the Guaranty Agreement, that certain Consulting Agreement, dated December 24, 1990, by and between Sumitomo Bank and Vestar/AT Acquisition Corporation, the Guaranty Fee Agreement, that certain Consulting Agreement, dated December 24, 1990, by and between Vestar/AT Acquisition Corporation and Sumitomo Bank, the Distribution Agreement, the Yamada Distribution Agreement, the Yamada-Japan Distributorship Agreement, and the Supplemental Distribution Performance Agreement;

                        (ii) selling, leasing, exchanging, transferring, or
            otherwise disposing of, including without limitation a mortgage or any other security device, all or substantially all of the Corporation's or any of its Operating Subsidiaries' assets, except that such transaction may be entered into if (w) the Non-Yamada stockholders at any time and in any manner have consummated the sale of 100% of the Common Stock of Holdings owned by them (as such sale is evidenced and reflected on the stock transfer books of Holdings), or any Acceptable Company Offering or Acceptable Demand Offering has occurred, or a Control Event, Post-Default Contribution or Pre-Control Event Contribution has occurred and is continuing; (x) the net per share amount of proceeds realized as a result of such transaction by all the holders of the Common Stock of Holdings is the same, and is paid upon the same terms and conditions as that realized by all the other holders of the Common Stock of Holdings;
            (y) in the event of the sale, lease, exchange, transfer, or other disposition, including without limitation a mortgage or any other security device, by the Corporation of all or substantially all of the assets of the Corporation and the


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            Operating Subsidiaries, taken as a whole, the net proceeds thereof that holders of the Common Stock of Holdings are eligible to receive shall be distributed ratably per share to all the holders of the Common Stock of Holdings; and (z) an independent investment banking firm mutually acceptable to ATLLC and the representatives of the Management Stockholders then serving on the Board of Directors of Holdings, or such other representative as the Management Stockholders may designate (or, in the event that ATLLC and such representatives of the Management Stockholders shall fail to agree to the selection of an independent investment banking firm, then each such party shall choose an independent investment banking firm, which two independent investment banking firms shall select a third independent investment banking firm whose selection and decision shall be binding) shall have determined that the price to be realized from such transaction is fair from a financial point of view to all the stockholders of Holdings, which investment banking firm(s) shall have all of their fees and expenses related to such determination paid for by the Corporation;

                        (iii) issuing or authorizing the issuance of any debt
            securities, equity securities or securities convertible into or exchangeable for equity securities of the Corporation or declaring or paying any dividend to any Person (other than any dividends paid in connection with the payment by the Corporation of any dividends paid in connection with the repayment by Holdings of the ATLLC
            Note);

                        (iv) making or authorizing the making of any change in
            the distribution arrangements related to the Corporation's or any of its Operating Subsidiaries' products other than pursuant to any written agreements or understandings that have been or shall hereafter be entered into between Yamada or an Affiliate of Yamada and the directors then serving on the Board of Directors of Holdings who were selected by the chief executive officer of the Corporation (or if the chief executive officer is not a Management Stockholder, who were selected by the vote of the holders of a majority of the shares of Common Stock held by the Management Stockholders); PROVIDED, HOWEVER, that any change in the distribution arrangements related to the Corporation's or any of its Operating Subsidiaries' products reflected in the


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            Distribution Agreement and the Supplemental Performance Agreement
            must be approved by Yamada or an Affiliate thereof and the Corporation; PROVIDED, FURTHER, that any change in the distribution arrangements related to products of the Corporation or any Operating Subsidiary reflected in the Yamada Distributorship Agreement and the Yamada-Japan Distributorship Agreement shall be approved by each of the parties thereto; and PROVIDED, FURTHER, that the Distribution Term, as that term is defined in the Yamada Distributorship Agreement will commence on November 1, 1994, that Vestar's right to defer the commencement of the Distribution Term has lapsed due to the Vestar Investment Partnership ceasing to be a holder of five percent of the Common Stock of Argo-Tech, and that none of the stockholders has any right to defer the commencement of such Distribution Term or to object to the succession of Yamada Sales to Aerotech, under the terms of the Yamada Distributorship Agreement, that certain Supplemental Distribution Performance Agreement, or otherwise; or

                        (v) making or authorizing the making of any change in
            this Restated Certificate of Incorporation of the Corporation relating to the election or removal of directors or the requirement for stockholder approval of any of the types of actions or transactions specified in this Article IV.B.2.d.

              3. OTHER PROVISIONS REGARDING ELECTION AND REMOVAL OF DIRECTORS. From the filing date of this Restated Certificate of Incorporation until the consummation of an Acceptable Company Offering or an Acceptable Demand Offering, neither the Board of Directors of Holdings nor any officer or any other Person purporting to act on behalf of Holdings by itself or himself shall have any right, power, or authority whatsoever to vote the stock of the Corporation to elect or remove members of the Board of Directors of the Corporation. The right, power, and authority of Holdings, as sole stockholder of the Corporation, to elect or remove members of the Board of Directors of the Corporation shall be vested exclusively in the stockholders of Holdings.

              4. DEFINITIONS.

              a. "ACCEPTABLE COMPANY OFFERING" shall mean a Public Offering of Common Stock of Holdings that is a Primary Offering following which: (i) Yamada, ATLLC, any Affiliates of Yamada or ATLLC, Sunhorizon, and any transferees to whom such entities have transferred Common Stock of Holdings shall own no less than 36% in the aggregate of the outstanding Common Stock of


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Holdings (including shares sold to satisfy any over-allotment option granted to any underwriters in such offering); (ii) any underwriters chosen to assist in effecting such offering are reasonably acceptable to not less than 80% of the members of the Board of Holdings then serving; and (iii) the MINIMUM amount raised pursuant to such offering for Holdings is no less than $35,000,000 in gross proceeds in the aggregate. The occurrence of an Acceptable Company Offering shall be evidenced by a resolution of the Board of Directors of Holdings to the effect that such offering qualifies as an Acceptable Company Offering.

              b. "ACCEPTABLE DEMAND OFFERING" shall mean a Public Offering of Common Stock of Holdings pursuant to the exercise of a Demand Registration Right following which: (i) Yamada, ATLLC, any Affiliates of Yamada or ATLLC, Sunhorizon, and any transferees to whom such entities have transferred Common Stock of Holdings shall own no less than 36% in the aggregate of the outstanding Common Stock of Holdings (including shares sold to satisfy any over-allotment option granted to any underwriters in such offering); (ii) any underwriters chosen to assist in effecting such offering are reasonably acceptable to not less than 80% of the members of the Board of Holdings then serving; and (iii)(a) the minimum amount reasonably anticipated to be received by selling stockholders of Holdings as a result of such offering at the time (x) such Demand Registration Right is exercised, and (y) the applicable Registration Statement is declared effective, is no less than $15,000,000 in gross proceeds if there has not been a Primary Offering prior to the exercise of the Demand Registration Right, or (b) the minimum amount of Common Stock of Holdings to be sold pursuant to such offering, if at any time prior to the exercise of such Demand Registration Right a Primary Offering has occurred shall be no less than the greater of (i) two percent (2%) of the outstanding Common Stock of Holdings, and
(ii) two (2) times the average weekly trading volume in such Common Stock on all national security exchanges and/or reported through the automated quotation system of a registered securities association during the four (4) week period immediately preceding the exercise of such Demand Registration Right. The occurrence of an Acceptable Demand Offering shall be evidenced by a resolution of the Board of Directors of Holdings to the effect that such offering qualifies as an Acceptable Demand Offering.

              c. "AEROTECH" shall mean Aerotech World Trade Corp., a Delaware corporation.

              d. [Intentionally omitted]

              e. "AFFILIATE" shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlling," "controlled by" and "under direct or indirect common control


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with") as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, for purposes of this Restated Certificate of Incorporation, in no event shall the Corporation or any of its Operating Subsidiaries or Holdings be or be deemed, construed, considered, or interpreted to be an Affiliate of Yamada or ATLLC or an Affiliate of any Affiliate or group of Affiliates of Yamada or ATLLC, nor shall Yamada, ATLLC or any Affiliate thereof be deemed, construed, considered, or interpreted to be an Affiliate of the Corporation or any of its Operating Subsidiaries or Holdings.

              f. "ATLLC" shall mean AT Holdings LLC, a Nevada limited liability company.

              g. "BUSINESS DAY" means any day that is not a Saturday or Sunday or a day on which state, provincial, or national banking institutions are authorized or obligated by law or executive order to remain closed in the State of New York.

              h. "CAUSE" shall mean the commission by a director of an act of fraud or embezzlement against the Corporation or any of its Operating Subsidiaries or Holdings or a conviction of a felony (or a guilty plea or a plea of NOLO CONTENDERE related thereto) or the willful disclosure or unauthorized use of material confidential information of the Corporation or any of its Operating Subsidiaries or Holdings that is used in competition with the Corporation or any of its Operating Subsidiaries or Holdings and which disclosure has a material adverse effect on the Corporation or any of its Operating subsidiaries or Holdings.

              i. "CONTROL EVENT" shall mean an event where a payment default shall have occurred and be continuing for six (6) months or more on the Senior Bank Financing, the Subordinated Notes, or any other indebtedness for borrowed money of at least Thirty Million Dollars ($30,000,000), which default shall not have been waived or cured within such six (6)-month period. A Control Event shall be deemed to cease to exist at the conclusion of one payment period after the curing of the default that triggered the Control Event.

              j. "DEMAND REGISTRATION RIGHT" shall mean the right of the Non-Yamada stockholders and Yamada to have securities of Holdings owned by each of them registered by Holdings pursuant to the terms of the Stockholders' Agreement.

              k. "DISTRIBUTION AGREEMENT" shall mean that certain
Distributorship Agreement, dated as of October 29, 1985, by and between TRW, Inc. ("TRW") and Aerotech, the rights and obligations of TRW under which agreement were assigned to and accepted by a predecessor of Old Argo-Tech with the consent of


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Aerotech as of September 25, 1986, which agreement, as so assigned and accepted, was amended by Rider I thereto executed by the predecessor of Old Argo-Tech on September 24, 1987 and by Aerotech on January 20, 1988, and was further amended by Rider II thereto executed by the predecessor of Old Argo-Tech on October 11, 1989 and by Aerotech on October 13, 1989, and was further amended on December
24, 1990, and as such Distributorship Agreement may be amended, modified, and revised by the parties thereto from time to time and any successor agreement thereto.

              l. "GUARANTY AGREEMENT" shall mean that certain Guaranty Agreement, dated December 24, 1990, by and between Yamada Corporation or an Affiliate thereof and Sumitomo Bank, pursuant to which Yamada or an Affiliate thereof has agreed to guaranty the payment of the Subordinated Notes.

              m. "GUARANTY FEE AGREEMENT" shall mean that certain Guaranty Fee Agreement, dated December 24, 1990, by and between Yamada Corporation and Old Argo-Tech, pursuant to which Yamada Corporation shall receive a semi-annual fee for guarantying payment of the Subordinated Notes.

              n. "HOLDINGS" means AT Holdings Corporation, a Delaware corporation.

              o. [Intentionally omitted]

              p. [Intentionally omitted]

              q. "MANAGEMENT STOCKHOLDERS" shall mean those members of the Management of the Corporation or any of its Subsidiaries whose names appear under the heading Management Stockholders in Schedule A of the Stockholders' Agreement, those members of the management of the Corporation who acquire shares of Class D Common Stock issued pursuant to the Performance Option Plan, and/or those Persons who have executed such Stockholders' Agreement in the capacity of a Management Stockholder.

              r. [Intentionally omitted]

              s. "MERGER AGREEMENT" shall mean that certain

Agreement and Plan of Merger, dated as of August 17, 1990, by and among Holdings, Vestar/AT Acquisition Corporation, Old Argo-Tech, and the stockholders of Old Argo-Tech Corporation named therein, as such Agreement and Plan of Merger was amended as of November 30, 1990.

              t. "NON-YAMADA STOCKHOLDERS" shall mean the Management Stockholders, the Outside Directors, and the Trustee.

              u. "OUTSIDE DIRECTORS" shall mean those persons whose names appear under the heading Outside Directors in Schedule A to the Stockholders' Agreement and/or who have


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otherwise executed the Stockholders' Agreement in the capacity of an Outside
Director.

              v. "PERSON" shall mean any individual, corporation, partnership, joint venture, trust, association, joint-stock company, unincorporated association or organization or government (or any department, agency, or political subdivision thereof), or any other entity.

              w. "PERFORMANCE OPTION PLAN" shall mean the Performance Stock Option Plan authorizing the issuance of not more than 34,450 shares of Class D Common Stock approved by the Board of Directors of Holdings by written consent dated November 10, 1991 and the stockholders of Holdings by written consent dated November 10, 1991, as the same may be amended from time to time in accordance with its terms.

              x. "POST-DEFAULT CONTRIBUTION" shall mean an event where a payment default has occurred and is continuing for thirty (30) days on the Senior Bank Financing, the Senior Subordinated Notes or any other indebtedness for borrowed money of at least Thirty Million Dollars ($30,000,000), which event shall not have been waived or cured within such thirty (30)-day period, where Yamada Corporation, ATLLC or any Affiliate thereof elects to, and does, make a contribution of funds to the Corporation or its corporate parent for the purpose of curing such default.

              y. "PRE-CONTROL EVENT CONTRIBUTION" shall mean an event where Yamada Corporation, ATLLC or any Affiliate thereof, at the request of the Board of Directors of the Corporation, makes a contribution of funds to the Corporation or its corporate parent for the purpose of preventing a Control Event or a Post-Default Contribution.

              z. [intentionally omitted]

              aa. "PUBLIC OFFERING" means a public offering of securities of Holdings pursuant to any effective registration statement filed on Form S-1 or any other form for the general registration of securities with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (other than a registration statement on Form S-4 or Form S-8, or any other similar form or successor form thereto).

              ab. "SENIOR BANK FINANCING" shall mean the revolving credit loan and the term loan to Old Argo-Tech provided by Sumitomo Bank pursuant to that certain Loan Agreement, dated December 24, 1990, by and between Old Argo-Tech and Sumitomo Bank, among others, as such Loan Agreement may be amended, revised, and modified by the parties thereto from time to time, and any refunding or refinancings thereof. The Loan Agreement was modified by the Sumitomo Consent dated ____________, 1997 to,


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among other things, replace Old Argo-Tech as the Borrower thereunder with
Argo-Tech.

              ac. "SUBORDINATED NOTES" shall mean the Subordinated Notes of Old Argo-Tech in the aggregate principal amount of $50,000,000 due October 28, 2000, issued and sold to Sumitomo Bank pursuant to that certain Subordinated Loan Agreement, dated December 24, 1990, by and between, among others, Old Argo-Tech and Sumitomo Bank. Pursuant to the Sumitomo Consent, the Corporation became the obligor thereunder effective ________________, 1997.

              ad. [intentionally omitted]

              ae. "STOCKHOLDERS" shall mean the stockholder(s) of the Corporation.

              af. "STOCKHOLDERS' AGREEMENT" shall mean that certain Stockholders' Agreement by and among Holdings, the Corporation, ATLLC, Yamada, Yamada Corporation, Sunhorizon, the Management stockholders, and the Outside Directors, as in effect on or as of the effective date hereof.

              ag. "SUMITOMO BANK" shall mean Sumitomo Bank Limited, New York Branch.

              ah. "SUMITOMO CAPITAL" shall mean Sumitomo Bank Capital Markets, Inc., a Delaware corporation.

              ai. "SUNHORIZON" means Sunhorizon International, Inc., a California corporation.

              aj. "SUPPLEMENTAL DISTRIBUTION PERFORMANCE AGREEMENT" shall mean that certain Supplemental Distribution Performance Agreement, dated December 24, 1990, by and among Yamada Corporation, Yamada, Old Argo-Tech, Aerotech, and Vestar.

              ak. "TRUSTEE" shall mean Key Trust Company of Ohio, N.A. (formerly known as Society National Bank), a national banking association in its capacity as Trustee under the Argo- Tech Corporation Employee Stock Ownership Plan and Trust, or any successor trustee thereunder.

              al. "VESTAR" shall mean Vestar Capital Partners, Inc., a Delaware corporation.

              am. "YAMADA" shall mean YC International Inc., a California corporation.

              an. "YAMADA CORPORATION" shall mean Yamada Corporation, a Japanese corporation.

              ao. "YAMADA DISTRIBUTORSHIP AGREEMENT" means that certain Distributorship Agreement, dated December 24, 1990, by


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and among Old Argo-Tech, Yamada Corporation, the Vestar Investment Partnership
(for certain purposes only), and Vestar, whereby Yamada Corporation will, in November 1994, become a distributor of certain products manufactured by Borrower and its Subsidiaries.

              ap. "YAMADA-JAPAN DISTRIBUTORSHIP AGREEMENT" means that certain Japan Distributorship Agreement, dated December 24, 1990, by and between Old Argo-Tech and the other party signatory to such Agreement.

                                    ARTICLE V

                         AUTHORITY OF BOARD OF DIRECTORS
                         -------------------------------

              1. In furtherance and not in limitation of the powers conferred by statute, but subject to the provisions of Paragraph 2 of this Article V, the Board of Directors is expressly authorized to (a) make, adopt, alter, amend, or repeal the By-Laws of the Corporation, and (b) adopt from time to time By-Law provisions with respect to indemnification of directors, officers, employees, agents, and other persons as it shall deem expedient and in the best interests of the Corporation and to the extent permitted by law.

              2. a. Notwithstanding any other provision in this Restated Certificate of Incorporation, the By-Laws of the Corporation, or the Restated Certificate of Incorporation of Holdings to the contrary, in addition to the parties who may, pursuant to the By-Laws of the Corporation, call a special meeting of the stockholders of the Corporation, or who may have such a special meeting of stockholders called upon their request, the right, power, and authority of Holdings (as sole stockholder of the Corporation) to have a special meeting of stockholders called upon its request pursuant to the terms of the By-Laws of the Corporation shall also be vested in the directors of Holdings who shall, for the purpose of electing and removing directors of the Board of Directors of the Corporation only, have the authority to request that a special meeting of stockholders be called for the purpose of electing and removing directors of the Board of Directors of the Corporation. The President or Secretary of the Corporation shall, at the written request of a majority of the directors of Holdings, call such special meeting subject to any other applicable provisions of the By-Laws of the Corporation.

              b. Notwithstanding any other provision in this Restated Certificate of Incorporation, the By-Laws of the Corporation, or the Restated Certificate of Incorporation or the Restated By-Laws of Holdings to the contrary, none of the Board of Directors of the Corporation, any officer or other Person purporting to act on behalf of the Corporation, or the stockholders shall approve, be authorized to approve, or be


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deemed to have approved the alteration, amendment, repeal, or modification in any manner (i) any provision of this Restated Certificate of Incorporation or the By-Laws of the Corporation relating to (x) who is entitled to call a special meeting of the stockholders of the Corporation or have such a special meeting called upon request, or (y) the notice provisions for calling a special meeting, or (ii) Paragraph 2.a. or this Paragraph 2.b. of this Article V, unless any such action to so alter, amend, repeal, or otherwise modify this Restated Certificate of Incorporation or the By-Laws of the Corporation, Paragraph 2.a. or Paragraph 2.b. has been approved by the affirmative vote of not less than eighty percent (80%) of the directors of Holdings then serving.

                                   ARTICLE VI

                             ELECTIONS OF DIRECTORS
                             ----------------------

              Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

                                   ARTICLE VII

                         AUTHORITY TO AMEND CERTIFICATE
                         ------------------------------

              Subject to any limitations contained in this Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change, or repeat any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by Statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                  ARTICLE VIII

                             LIABILITY OF DIRECTORS
                             ----------------------

              1. The liability of the Corporation's directors to the Corporation or its stockholders shall be eliminated to the full extent permitted by the General Corporation Law of the State of Delaware (including, without limitation,
Section 102(b)(7) thereof), as amended from time to time.

              2. The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation,
Section 145 thereof), as the same may be amended from time to time, indemnify any promoter, director, or officer whom it shall have power to indemnify from and against any and all of the expenses, liabilities, or other loss of any nature, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of


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stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be promoter, director, or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

              The Corporation has caused this Restated Certificate of Incorporation to be signed on its behalf by Michael S. Lipscomb, its President, and attested to by Paul R. Keen, its Secretary, as of this ____ day of July, 1997.


                                                  -----------------------------
                                                  Michael S. Lipscomb
                                                  President

Attest:



-----------------------------
Paul R. Keen
Secretary





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